Exhibit 99.2

The J. M. Smucker Company Announces Retirement of Corporate Officer

Orrville, Ohio, December 15, 2015 – The J. M. Smucker Company (NYSE: SJM) (the “Company”) today announced that Vincent C. Byrd, Vice Chairman, will be retiring on June 10, 2016, following 39 years with the Company. Mr. Byrd, who is also a member of the Company’s Board of Directors, has served in a number of leadership roles during his career with the Company, most recently as its President and Chief Operating Officer. Mr. Byrd will continue to co-lead the integration and synergy efforts of the Big Heart Pet Brands acquisition, until his retirement.

“On behalf of the entire organization, I would like to thank Vince Byrd for his 39 years of dedicated service to the Smucker Company,” said Richard Smucker, Chief Executive Officer. “Vince is a highly respected leader, not only within the Company but throughout the CPG industry, particularly with the many customers and strategic partners with whom he has built and nurtured meaningful relationships. We truly appreciate all of Vince’s valuable contributions, which have helped shape the Company we are today.”

ABOUT THE J. M. SMUCKER COMPANY

For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America with projected annual net sales of approximately $8 billion. In consumer foods and beverages, its brands include Smucker’s®, Folgers®, Jif®, Dunkin’ Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks®, Robin Hood®, and Bick’s®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles ‘n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC. Borden® and Elsie® are also trademarks used under license.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin’ Donuts® coffee or other products for sale in Dunkin’ Donuts® restaurants.

CONTACTS

The J. M. Smucker Company: (330) 682-3000

Investors: Aaron Broholm, Director, Investor Relations

Media: Maribeth Burns, Vice President, Corporate Communications

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